Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sempra Energy of our report dated February 19, 2009, relating to the consolidated financial statements of RBS Sempra Commodities LLP and subsidiaries, appearing in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
New York, New York
February 26, 2009